GRAINGER REPORTS RECORD SALES OF $8.1 BILLION AND RECORD EPS OF $9.07
FOR THE YEAR ENDED DECEMBER 31, 2011
2011 Fourth Quarter EPS of $2.04 Including Net Charge of $0.09

2011 Highlights

•	Sales of $8.1 billion, up 12 percent

•	Net earnings of $658 million, up 29 percent

•	EPS of $9.07, up 31 percent

•	Pretax ROIC* of 31.9 percent versus 29.8 percent in 2010

CHICAGO, January 25, 2012 – Grainger (NYSE: GWW) today reported record sales, net earnings and earnings per share for the year ended December 31, 2011. Sales of $8.1 billion were up 12 percent versus $7.2 billion in 2010. Net earnings of $658 million increased 29 percent versus $511 million in 2010. Earnings per share of $9.07 increased 31 percent versus $6.93 in 2010. The years 2011 and 2010 included the following items:

	Twelve Months Ended December 31,

	2011	2010	% Change
Diluted Earnings Per Share as reported:	$9.07	$6.93	31%
Charge for U.S. branch closures	0.16
Settlement of prior year tax reviews	(0.12)
Gain on sale of MRO Korea Joint Venture	(0.07)
Benefit from change in paid time off policy		(0.28)
Write down of deferred tax asset		0.15
Subtotal	(0.03)	(0.13)
Diluted Earnings Per Share as adjusted:	$9.04	$6.80	33%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 5-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (5-point average of $294.9 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (5-point average of $344.6 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

“This was an exceptional year for Grainger,” said Chairman, President and Chief Executive Officer Jim Ryan. “Our team is producing consistently solid results with a strong focus on helping our customers improve the productivity of their businesses. We continue to see a long runway for growth and are investing aggressively in our proven growth drivers: product line expansion, sales force expansion, eCommerce, inventory services and international expansion.” In 2011, Grainger introduced more than 80,000 new products, transacted more than $2 billion in sales through eCommerce and added more than 1,300 net new jobs, while delivering a total shareholder return of 38 percent.

Ryan concluded, “We remain confident in our strategy and leading position in the large and fragmented MRO market. We reiterate our 2012 sales and earnings guidance issued on November 16, 2011.” For the full year 2012, the company is forecasting sales growth of 10 to 14 percent and earnings per share of $9.90 to $10.65.

For the 2011 fourth quarter, the company reported sales of $2.1 billion, an increase of 14 percent versus $1.8 billion in the 2010 quarter. Net earnings for the quarter of $148 million increased 12 percent versus $132 million in 2010. Fourth quarter earnings per share of $2.04 increased 11 percent versus $1.83 in 2010. In November of 2011, the company announced its plan to close 25 branches in the United States during the 2011 fourth quarter and incur a charge of approximately $14 to $18 million, or $0.12 to $0.15 per share, which was excluded from company earnings guidance. In total, Grainger closed 27 branches, at a cost of $18 million or $0.16 per share. The company also recognized a $0.07 per share gain on the sale of its joint venture investment in MRO Korea. Items in the fourth quarters of 2011 and 2010 are summarized below:

	Three Months Ended December 31,

	2011	2010	% Change
Diluted Earnings Per Share as reported:	$2.04	$1.83	11%
Charge for U.S. branch closures	0.16
Gain on sale of MRO Korea	(0.07)
Benefit from change in paid time off policy		(0.04)
Subtotal	0.09	(0.04)
Diluted Earnings Per Share as adjusted:	$2.13	$1.79	19%

The 2011 fourth quarter had 63 selling days, the same number as the 2010 fourth quarter. Company sales for the quarter increased 14 percent versus the 2010 quarter. Daily sales increased 16 percent in October, 15 percent in November and 10 percent in December. The 14 percent increase for the quarter included a 9 percentage point contribution from volume, 5 percentage points from acquisitions, 2 percentage points from price, partially offset by a 2 percentage point drag from product sales related to the 2010 oil spill in the Gulf of Mexico.

Company operating earnings of $221 million for the 2011 fourth quarter increased 5 percent. Excluding the $0.16 per share charge for the branch closures in the 2011 quarter and the $4 million pre-tax benefit ($0.04 per share) from the change in the company's paid time off policy in the 2010 quarter, company operating earnings increased 16 percent. This earnings growth was driven by the 14 percent increase in sales and higher gross profit margins, which increased 180 basis points, partially offset by operating expenses, which grew at a faster rate than sales. The increase in the company's gross profit margin was driven by a number of factors that are explained at the segment level. In addition, the inclusion of the Fabory business for the quarter, representing less than 4 percent of total company sales, contributed to gross margin expansion, but was a drag on the company's operating earnings.

Company operating expenses increased 24 percent, 20 percent excluding the two items noted above for the quarter. The 20 percent growth in operating expenses was driven by volume-related costs, expenses from the Fabory business acquired on August 31, 2011 and $31 million in incremental spending to fund the company's growth programs, including new Territory Sales Representatives, eCommerce, advertising and incremental expenses for the company's new 800,000 square foot distribution center in northern California.

Net earnings and earnings per share for the 2011 fourth quarter included a benefit from a lower tax rate than in the 2010 fourth quarter. The effective tax rate was 32.9 percent and 36.6 percent in the 2011 and 2010 fourth quarters, respectively.  The lower tax rate resulted primarily from a lower state tax expense, tax law changes in Japan enacted in late November of 2011 and higher earnings in foreign jurisdictions with lower tax rates. The $31 million in incremental growth-related expenses contributed to this lower tax rate, as the spending was concentrated in the United States, which has Grainger’s largest and most profitable business, with one of the highest tax rates in the company.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units (Europe, Japan, Mexico, India, Colombia, China, Puerto Rico, Panama and the Dominican Republic) are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 8 percent in the 2011 fourth quarter versus the prior year. The 8 percent sales growth for the quarter was driven primarily by 8 percent volume growth and 3 percentage points from price, partially offset by a 2 percentage point drag from the 2010 oil spill sales and 1 percentage point from lower sales of seasonal products due to the unusually warm weather in the 2011 fourth quarter. Daily sales were up 9 percent in October, up 9 percent in November and up 5 percent in December. Oil spill-related sales contributed a drag of 1, 2 and 3 percentage points to October, November and December, respectively. All United States customer end markets, except reseller due to the oil spill in 2010, posted sales growth versus the 2010 fourth quarter, led by a strong increase in the heavy manufacturing customer end market.

Quarterly operating earnings in the United States were up 5 percent versus the prior year, up 15 percent excluding the expenses related to the 2011 branch closures and the 2010 paid time off benefit. The growth in operating earnings was primarily driven by the 8 percent sales growth and improved gross profit margins. Gross profit margins for the quarter increased 170 basis points driven mainly by price increases exceeding cost increases, positive selling mix from a decline in sales of lower margin sourced products primarily attributable to the oil spill in 2010, and lower excess and obsolete inventory requirements. Operating expenses increased 15 percent on a reported basis, 10 percent excluding the charge for the branch closures and the benefit from the change in paid time off. The 10 percent increase in operating expenses was driven by higher volume and $31 million in incremental growth-related spending including new sales representatives, eCommerce, advertising and incremental expenses for the new distribution center in northern California.

Canada
Fourth quarter sales for Acklands-Grainger increased 13 percent, 14 percent in local currency. Strong volume growth during the quarter contributed 13 percentage points to the sales increase, while acquisitions completed during the last 12 months contributed 1 additional  percentage point, partially offset by 1 percentage point from the negative impact of foreign exchange. Daily sales in local currency were up 16 percent in October, up 15 percent in November and up 11 percent in December. The sales increase for the quarter in Canada was led by strong growth to customers in the construction, heavy manufacturing, agriculture and mining sectors of the economy.

Operating earnings in Canada increased 121 percent in the 2011 fourth quarter, up 123 percent in local currency. The strong improvement in operating performance was driven by the 13 percent sales increase, higher gross profit margins and operating expenses, which grew at a slower rate than sales. The improvement in the gross profit margin was primarily due to a combination of better mix from strong sales of private label products. Operating expenses in Canada increased 1 percent, primarily the result of strong expense management coupled with some one-time expenditures in the 2010 fourth quarter related to the start up costs for the new distribution center in British Columbia.

Other Businesses
Sales for the Other Businesses, which includes operations in Europe, Japan, Mexico, India, Colombia, China, Puerto Rico, Panama and the Dominican Republic, increased 95 percent for the 2011 fourth quarter versus the prior year. This increase was primarily due to the incremental sales from the business in Europe (Fabory) acquired on August 31, 2011, combined with strong revenue growth in Japan and Mexico. Excluding Fabory, sales for the Other Businesses increased 26 percent.

Operating earnings for the Other Businesses were $5 million in both the 2011 and 2010 fourth quarters. Earnings performance for the quarter was primarily driven by strong earnings growth in Japan and Mexico, partially offset by operating losses in China, India and the recent start up in the Dominican Republic. In addition, Fabory had an operating loss for the quarter, primarily due to softer sales growth from the challenging economic climate in Europe. Excluding Fabory, operating earnings for the Other Businesses in the 2011 fourth quarter were $6 million.

Other
Below the operating line, interest expense, net of interest income, was $2.1 million in the 2011 fourth quarter versus $1.6 million in the 2010 fourth quarter. The increase was primarily attributable to interest on the new debt of €120 million used to finance a portion of the Fabory acquisition. The 2011 fourth quarter also included an $8 million pre-tax gain on the sale of Grainger’s 49 percent ownership in the MRO Korea joint venture.

For the year, the effective tax rate was 36.6 percent and 39.8 percent in 2011 and 2010, respectively. In addition to the benefits in the 2011 fourth quarter, the Company settled various tax reviews providing further benefit to the 2011 effective tax rate. The 2010 effective tax rate included a one-time tax expense related to the U.S. healthcare legislation enacted in the first quarter of 2010. Excluding one-time items in both years, the effective tax rate for 2011 was 38.1 percent compared to 39.1 percent in 2010, primarily the result of lower overall state tax expense and higher earnings in foreign jurisdictions with lower tax rates. The company is currently projecting an effective tax rate of 37.9 percent for the year 2012.

Cash Flow
Operating cash flow was $164 million in the 2011 fourth quarter versus $104 million in the 2010 fourth quarter. The company used cash from operations to fund capital expenditures of $66 million in the quarter versus $56 million in the fourth quarter of 2010, and pay down debt. In the 2011 fourth quarter, Grainger returned $98 million to shareholders through $48 million in dividends and $50 million to buy back 284,000 shares of stock.

For the full year, the company generated $724 million in operating cash flow versus $596 million in 2010. Capital expenditures for the year were $197 million versus $128 million in 2010, driven primarily by investments to expand the distribution center network in the United States. The company also used cash to fund a portion of the Fabory acquisition and pay down debt during the year. For the full year, Grainger bought back approximately 1 million shares of stock for $151 million and has 7.1 million shares remaining under the current repurchase authorization. Dividends paid in 2011 totaled $181 million. For the full year, Grainger returned $332 million in cash to shareholders in the form of dividends and share repurchases.

W.W. Grainger, Inc. with 2011 sales of $8.1 billion is North America’s leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2011 fourth quarter results. The Grainger Industrial Supply website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “continue to see”, “long runway”, “remain confident”, “reiterate 2012 sales and earnings guidance”, “forecasting”, “plan”, “projecting”, “investing aggressively” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:
Media:	Investors:
Robb Kristopher	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
847/535-0879	847/535-0409

Kellie Harris	William Chapman
Manager, Media Relations	Director, Investor Relations
847/535-1542	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$2,076,904	$1,826,696	$8,078,185	$7,182,158
Cost of merchandise sold	1,171,119	1,063,564	4,567,393	4,176,474
Gross profit	905,785	763,132	3,510,792	3,005,684
Warehousing, marketing and administrative expenses	684,292	551,730	2,458,363	2,145,209
Operating earnings	221,493	211,402	1,052,429	860,475
Other income and (expense)
Interest income	508	370	2,068	1,215
Interest expense	(2,654)	(1,983)	(9,091)	(8,187)
Equity in net income (loss) of unconsolidated entity	53	75	314	(182)
Gain on sale of investment in unconsolidated entity	7,639	—	7,639	—
Other non-operating income and (expense)	(961)	284	(1,832)	457
Total other income and (expense)	4,585	(1,254)	(902)	(6,697)
Earnings before income taxes	226,078	210,148	1,051,527	853,778
Income taxes	74,370	76,946	385,115	340,196
Net earnings	151,708	133,202	666,412	513,582
Net earnings attributable to noncontrolling interest	3,224	992	7,989	2,717
Net earnings attributable to W.W. Grainger, Inc.	$148,484	$132,210	$658,423	$510,865
Earnings per share -Basic	$2.08	$1.87	$9.26	$7.05
-Diluted	$2.04	$1.83	$9.07	$6.93
Average number of shares outstanding -Basic	69,895	69,205	69,691	70,837
-Diluted	71,385	70,648	71,176	72,139

Diluted Earnings Per Share
Net earnings as reported	$148,484	$132,210	$658,423	$510,865
Earnings allocated to participating securities	(2,724)	(3,000)	(12,654)	(11,294)
Net earnings available to common shareholders	$145,760	$129,210	$645,769	$499,571
Weighted average shares adjusted for dilutive securities	71,385	70,648	71,176	72,139
Diluted earnings per share	$2.04	$1.83	$9.07	$6.93

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Sales
United States	$1,622,761	$1,506,446	$6,501,343	$6,020,069
Canada	245,140	216,788	992,823	820,941
Other Businesses	226,898	116,279	647,666	389,621
Intersegment sales	(17,895)	(12,817)	(63,647)	(48,473)
Net sales to external customers	$2,076,904	$1,826,696	$8,078,185	$7,182,158

Operating earnings
United States	$236,458	$224,777	$1,066,324	$920,222
Canada	29,388	13,302	107,582	46,836
Other Businesses	5,408	5,397	30,984	11,661
Unallocated expense	(49,761)	(32,074)	(152,461)	(118,244)
Operating earnings	$221,493	$211,402	$1,052,429	$860,475

Company operating margin	10.7%	11.6%	13.0%	12.0%
ROIC* for Company			31.9%	29.8%
ROIC* for United States			46.9%	42.9%
ROIC* for Canada			20.8%	10.7%
*See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

	At December 31,
Assets	2011	2010
Cash and cash equivalents	$335,491	$313,454
Accounts receivable – net (1)	888,697	762,895
Inventories (2)	1,268,647	991,577
Prepaid expenses and other assets	154,655	125,518
Deferred income taxes	47,410	44,627
Total current assets	2,694,900	2,238,071
Property, buildings and equipment - net	1,060,295	963,672
Deferred income taxes	100,830	87,244
Goodwill (3)	509,183	387,232
Other assets and intangibles – net (3)	350,854	228,158
Total assets	$4,716,062	$3,904,377
Liabilities and Shareholders’ Equity
Short-term debt	$119,970	$42,769
Current maturities of long-term debt (4)	221,539	31,059
Trade accounts payable	477,648	344,295
Accrued compensation and benefits	207,010	169,343
Accrued contributions to employees’ profit sharing plans	159,950	145,119
Accrued expenses	178,652	130,836
Income taxes payable	23,156	5,882
Total current liabilities	1,387,925	869,303
Long-term debt (4)	175,055	420,446
Deferred income taxes, tax uncertainties and derivative instruments	106,573	82,502
Accrued employment-related benefits	322,230	244,456
Shareholders' equity (5)	2,724,279	2,287,670
Total liabilities and shareholders’ equity	$4,716,062	$3,904,377

(1)	Accounts receivable increased $126 million, or 16%, primarily due to higher sales and the Fabory Group acquisition.
(2)	Inventories increased $277 million, or 28%, due to higher purchases during 2011 in response to the higher sales volume, the Fabory acquisition and the new distribution center in northern California.
(3)	Goodwill and intangibles increased primarily due to the Fabory Group acquisition.
(4)
The balance of the term loan is due within one year resulting in an increase in current maturities of long-term debt with the offsetting decrease in the long-term debt balance. The decrease in long-term debt was partially offset by new debt incurred as part of the Fabory Group acquisition.

(5)	Common stock outstanding as of December 31, 2011 was 69,962,852 shares as compared with 69,377,802 shares at December 31, 2010.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net earnings	$666,412	$513,582
Provision for losses on accounts receivable	4,761	6,718
Deferred income taxes and tax uncertainties	(20,755)	(5,553)
Depreciation and amortization	149,200	149,678
Stock-based compensation	54,020	49,796
Gain on sale of investment of unconsolidated entity	(7,639)	—
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(85,083)	(127,790)
Inventories	(219,680)	(80,545)
Prepaid expenses and other assets	(24,228)	(8,806)
Trade accounts payable	86,395	36,219
Other current liabilities	50,718	49,576
Current income taxes payable	16,827	(1,503)
Accrued employment-related benefits cost	45,680	18,128
Other – net	7,059	(3,055)
Net cash provided by operating activities	723,687	596,445
Cash flows from investing activities:
Additions to property, buildings and equipment – net of dispositions	(189,664)	(120,616)
Net cash paid for business acquisitions and other investments	(345,406)	(48,543)
Net cash used in investing activities	(535,070)	(169,159)
Cash flows from financing activities:
Borrowings under lines of credit	218,885	35,297
Payments against lines of credit	(194,325)	(29,799)
Proceeds from issuance of long-term debt	172,464	200,000
Payments of long-term debt and commercial paper	(179,296)	(239,122)
Proceeds from stock options exercised	84,226	86,528
Excess tax benefits from stock-based compensation	52,098	25,650
Purchase of treasury stock	(150,971)	(504,803)
Cash dividends paid	(180,527)	(152,338)
Net cash used in financing activities	(177,446)	(578,587)
Exchange rate effect on cash and cash equivalents	10,866	4,884
Net change in cash and cash equivalents	22,037	(146,417)
Cash and cash equivalents at beginning of year	313,454	459,871
Cash and cash equivalents at end of period	$335,491	$313,454

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